    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2002
                                              REGISTRATION NO. 333-85398
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                              AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------


                                 GOOD GUYS, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               94-2366177
     (State or Other Jurisdiction of                (I.R.S. Employer
     Incorporation or Organization)               Identification Number)

                       1600 HARBOR BAY PARKWAY, SUITE 200
                         ALAMEDA, CALIFORNIA 94502-1840
                             TELEPHONE: 510/747-6000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                              -------------------
                                 DAVID A. CARTER
                                 GOOD GUYS, INC.
                       1600 HARBOR BAY PARKWAY, SUITE 200
                         ALAMEDA, CALIFORNIA 94502-1840
                             TELEPHONE: 510/747-6000
(Name, address, including zip code and telephone number, including area code, of agent for service)
                              -------------------
                                   Copies to:
                             RICHARD W. CANADY, ESQ.
                 HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN
                           A PROFESSIONAL CORPORATION
                       THREE EMBARCADERO CENTER, SUITE 700
                             SAN FRANCISCO, CA 94111
                             TELEPHONE: 415/434-1600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





                              -------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                 GOOD GUYS, INC.

                        3,080,000 SHARES OF COMMON STOCK

        This prospectus covers 3,080,000 shares of Good Guys, Inc. common stock, par value $.001 per share, which may be offered for sale by the Selling Shareholders who have acquired or will acquire such shares in transactions not involving a public offering, including 280,000 shares which may be offered for sale by the Selling Shareholders who may acquire such shares pursuant to the exercise of warrants granted to them covering such shares. The Selling Shareholders received their shares of common stock and warrants in a private placement of our shares completed in March 2002. The warrants provide for appropriate anti-dilutive adjustments in the number of shares of common stock issuable upon their exercise, and any additional shares of common stock issued pursuant to such adjustments will also be shares whose resale is covered by this prospectus. We are registering the shares, including the shares underlying the warrants, under the Securities Act of 1933, as amended, on behalf of the Selling Shareholders, pursuant to agreements entered into with them at the time of their acquisitions of the shares and warrants, in order to permit the public sale or other distribution of the shares.

        The shares may be offered and sold from time to time by the Selling Shareholders through ordinary brokerage transactions, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. We will not realize any proceeds from the sale of the shares by the Selling Shareholders.


        Our common stock trades on the Nasdaq National Market under the symbol "GGUY." On June 6, 2002, the last reported sale price of the common stock was $3.90.


--------------------------------------------------------------------------------
SEE NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS PROSPECTUS IS ____________, 2002.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                                   PAGE
THE COMPANY..........................................................................3

RISK FACTORS.........................................................................4

NOTE REGARDING FORWARD-LOOKING STATEMENTS............................................7

USE OF PROCEEDS......................................................................7

SELLING SHAREHOLDERS.................................................................7

PLAN OF DISTRIBUTION.................................................................9

DESCRIPTION OF SECURITIES...........................................................10

LEGAL MATTERS.......................................................................11

EXPERTS.............................................................................11

WHERE YOU CAN FIND MORE INFORMATION.................................................11

                                   THE COMPANY

We are a leading specialty retailer of consumer electronics products. We were incorporated in California in 1976. On March 4, 1992, we changed our state of incorporation from California to Delaware by merging into a wholly owned Delaware subsidiary formed for that purpose. In September 1995, we transferred substantially all of our assets and liabilities to Good Guys California, Inc., our wholly-owned operating subsidiary.

Our principal executive offices and corporate headquarters are located at 1600 Harbor Bay Parkway, Suite 200, Alameda, California 94502-1840, where our telephone number is 510/747-6000.

RECENT DEVELOPMENTS


Until December 2001, we operated 79 stores in California, Washington, Oregon and Nevada. During January 2002, our Board of Directors approved a plan to close eight unprofitable stores, and we recorded a store closure expense of $15.1 million associated with this plan. As of May 17, 2002, we had closed four stores, with an additional three stores expected to be closed by the end of June 2002, and with the remaining store expected to be closed during the fiscal year ending February 28, 2003. With respect to these stores, we have entered into lease termination agreements for five of the stores and we are currently negotiating either the termination of the lease or the sub-lease of each of the remaining stores.



In early March 2002, we completed a private placement of our securities to certain accredited investors, including members of our management team. In the private placement, the investors purchased 2,800,000 restricted shares of our common stock at a price of $2.00 per share and received warrants exercisable for five years to purchase 280,000 additional shares of our common stock at a price of $3.00 per share. The net proceeds of approximately $5,100,000 are being used to fund initiatives including the retirement of expensive operating leases, remodeling several of our older, high-profit stores, accelerating the lease terminations at one or more of the unprofitable stores we are in the process of closing and further improving store operations.



On May 22, 2002, we and our lenders entered into an amendment to our $100 million credit facility that extends the expiration date of the facility from September 30, 2002 to May 31, 2006. Available borrowings under the amended agreement are limited to certain levels of eligible accounts receivable and inventories, but such levels may be increased from October 1 to December 20 of each year to meet our seasonal needs.

                                  RISK FACTORS


You should carefully consider the following risks and other information included or incorporated by reference in this prospectus before investing in our shares.



FAILURE TO RETURN TO PROFITABILITY COULD MATERIALLY AFFECT OUR VENDOR AND LENDER RELATIONSHIPS.



We have experienced operating losses for the fiscal years ended February 28, 2002, September 30, 2000 and 1999 aggregating approximately $40.0 million, $17.3 million and $39.9 million, respectively. We reported operating profit of $1.3 million for the transition period from October 1, 2000 to February 20, 2001, which included the profitable December holiday shopping period. Operating results for the fiscal year ended February 28, 2002 included a $15.1 million store closure expense and a $3.0 million impairment of asset expense. Our accumulated deficit at February 28, 2002 was $51.4 million. Our ability to generate positive operating cash flow is dependent on our ability to improve sales and gross margin, convert our inventory to cash and effectively manage our operating costs.



CONTINUED NEGATIVE SAME STORE SALES WILL RESULT IN LOWER THAN BUDGETED GROSS PROFIT, DELAYING OUR RETURN TO PROFITABILITY, AND POSSIBLY LEADING TO ADDITIONAL STORE CLOSINGS.



For the fiscal year ended February 28, 2002, our comparable store sales declined 7.1% from the 12 month prior period. Continued negative same store sales will result in lower sales and gross profit than budgeted and could delay our planned return to profitability. Should sales continue to decrease for an extended period of time we might have to close additional stores or make additional reductions in operating expenses to meet our obligations. We have experienced positive same store sales for the quarter ended May 31, 2002.


LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


Our success depends upon the active involvement of senior management personnel, particularly Kenneth A. Weller, our Chairman, Chief Executive Officer and President, Cathy A. Stauffer, Executive Vice President, Merchandising and Advertising, and Peter G. Hanelt, our Chief Operating Officer. The loss of the full-time services of Kenneth A. Weller, Cathy A. Stauffer, Peter G. Hanelt or other members of our senior management team could have a material adverse effect on our results of operations and financial condition.

WE OPERATE IN A VERY COMPETITIVE INDUSTRY, AND CERTAIN PRACTICES AND STRATEGIES BY OUR COMPETITORS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


The retail consumer electronics industry is highly competitive. We currently compete against a diverse group of retailers, including several national and regional large format merchandisers and superstores, such as Circuit City and Best Buy. Those competitors sell, among other products, audio and video consumer electronics products similar and often identical to those we sell. Certain of these competitors have substantially greater financial resources than we have. A number of different competitive factors could have a material adverse effect on our results of operations and financial condition, including, but not limited to:

        o       Increased operational efficiencies of competitors;

        o       Competitive pricing strategies;

        o       Expansion by existing competitors;

        o Entry by new competitors into markets in which we are currently operating; and

        o Adoption by existing competitors of innovative store formats or retail sales methods.


BECAUSE WE DEPEND HEAVILY ON FOURTH CALENDAR QUARTER SALES, FACTORS THAT NEGATIVELY AFFECT OUR SALES DURING THAT QUARTER OF ANY YEAR COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.


Like many retailers, seasonal shopping patterns affect our business. Our fourth calendar quarter includes the December holiday shopping period, which has historically contributed, and is expected to continue to contribute, a substantial portion of our operating income for the entire fiscal year. As a result, any factors negatively affecting us during such calendar quarter of any year could have a material adverse effect on results of operations for this entire year. More generally, our quarterly results of operations also may fluctuate based upon such factors as:

        o       Competition;

        o       General regional and national economic conditions;

        o       Consumer trends;

        o       Changes in our product mix;

        o       Timing of promotional events;

        o       New product introductions; and

        o       Our ability to execute our business strategy effectively.

SIGNIFICANT DEVIATIONS FROM OUR PROJECTIONS WITH RESPECT TO CONSUMER DEMAND OR CHANGES IN CONSUMER PREFERENCES FOR OUR PRODUCTS MAY LOWER OUR SALES OR PROFITS.



Our success depends on our ability to anticipate and respond in a timely manner to consumer demand and preferences regarding audio and video consumer products and changes in such demand and preferences. Consumer spending patterns, particularly discretionary spending for products such as those we offer, are affected by, among other things, prevailing economic conditions. In addition, we depend on the periodic introduction and availability of new products and technologies that generate wide consumer interest and stimulate the demand for audio and video consumer electronics products. It is possible that these products or other new products will never achieve widespread consumer acceptance. Furthermore, the introduction or expected introduction of new products or technologies may depress sales of existing products and technologies. Significant deviations from the projected demand for products we sell would have a materially adverse effect on our results of operations and financial condition, either from lost sales or lower margins if we should need to mark down excess inventory to stimulate sales.


ADDITIONAL TERRORIST ATTACKS COULD NEGATIVELY IMPACT OUR SALES.

The September 11th terrorist attacks caused substantial economic damage to the United States. In addition to the actual damage, many consumers were reluctant to purchase products such as the large ticket items that we sell. While consumer sentiment has rebounded since September 11th, additional attacks on U.S. citizens or property could have a substantial negative impact on our sales.

LOSS OF KEY SUPPLIERS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The success of our business and growth strategy depends to a significant degree upon our maintaining a good relationship with our suppliers, particularly brand-name suppliers of audio and video equipment such as JVC, Mitsubishi and Sony. The loss of any of these key vendors or our failure to establish and maintain relationships with these or other vendors could have a material adverse effect on our results of operations and financial condition.


A CHANGE IN VENDOR CREDIT TERMS COULD NEGATIVELY AFFECT OUR ABILITY TO OBTAIN HIGH-END MERCHANDISE.



We rely on credit from vendors to purchase our products. As of February 28, 2002, we had $53.9 million in accounts payable and $102.1 million in merchandise inventories. A substantial change in the credit terms from vendors or vendors' willingness to extend credit to us would reduce our ability to obtain the higher-end merchandise that we sell.



OUR SIGNIFICANT DEPENDENCE UPON FOREIGN VENDORS COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.


We purchase a significant portion of our inventory from overseas vendors, particularly vendors headquartered in Japan. Although substantially all of our merchandise inventory purchases are domestically sourced and denominated in U.S. dollars, changes in trade regulations, currency fluctuations or other factors may increase the cost of items we purchase from foreign vendors or create shortages of such items, which could in turn have a material adverse effect on our results of operations and financial condition. Conversely, significant reductions in the cost of such items in U.S. dollars may cause a significant reduction in retail price levels of those products and may limit or eliminate our ability to successfully differentiate Good Guys, Inc. from other competitors, thereby resulting in an adverse effect on our sales, margin or competitive position.


IF WE ARE UNABLE TO COMPLETE THE CLOSING OF CERTAIN STORES THAT CURRENTLY OPERATE AT A LOSS, IT COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE PROFITABLY.




We are currently in the process of closing eight unprofitable stores. Any failure to successfully implement our store closing program, including the satisfactory negotiation of the termination of certain leases, could result in an adverse effect on our ability to return to profitability.




SALE OF SHARES ELIGIBLE FOR FUTURE SALE UNDER OPTIONS OR WARRANTS, INCLUDING WARRANTS WE ARE REQUIRED TO ISSUE IF THIS REGISTRATION STATEMENT IS NOT EFFECTIVE AS OF A PARTICULAR DATE, MAY ADVERSELY AFFECT OUR STOCK PRICE.


As of February 28, 2002, we have outstanding stock options and warrants to purchase an aggregate of 7,483,292 shares of common stock at exercise prices ranging from $1.55 to $20.38 of which options and warrants to purchase 5,435,111 shares are exercisable now. As of February 28, 2002, the Company had 30,000 outstanding restricted shares. The sale of restricted shares and shares covered by such options or warrants by the holders thereof, pursuant to existing registration statements or registrations statements filed upon exercise of registration rights given them or pursuant to exemptions from registration could have an adverse effect on the market price for our common stock.





As a result of the private placement we completed in March 2002, we have an obligation to issue warrants with respect to an additional 28,000 shares of common stock if this registration statement is not effective within 100 days of the closing of the private placement, which occurred March 11, 2002. In addition, for each 30 day period after that date that this registration statement is not effective, we are obligated to issue warrants with respect to an additional 28,000 shares of common stock.



                     NOTE REGARDING FORWARD-LOOKING STATEMENTS



This prospectus and the documents incorporated in this prospectus by reference may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements reflect our current expectations and are based upon currently available data. There are a variety of factors and risks that could cause actual results experienced to differ materially from the anticipated results or other expectations expressed in the forward-looking statements or affect the decision to invest in our securities, including, but not limited to those set forth in our Report on Form 10-K for the fiscal year ended February 28, 2002, and those factors listed below under "Risk Factors".



                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of any shares of common stock, including the shares underlying warrants by the Selling Shareholders, but will pay all expenses related to the registration of the shares, including the shares underlying warrants. We could receive up to $840,000 from the exercise of the warrants covered by this prospectus, and such proceeds would be used for general corporate purposes.


                              SELLING SHAREHOLDERS


The following table sets forth information concerning the beneficial ownership of our common stock and warrants by the Selling Shareholders as of the date of this prospectus, the number of shares, including the shares underlying warrants, included for sale in the offering and the beneficial ownership of common stock by such Selling Shareholders after the offering (assuming sale of all of the shares offered by all of the Shareholders). The Selling Shareholders received 2,800,000 shares and warrants covering 280,000 shares in a private placement made by us and such shares including the shares underlying the warrants are being registered herein. Other than Mr. Weller, our Chairman, Chief Executive Officer and President and Mr. Hanelt, our Chief Operating Officer, to our knowledge, none of the Selling Shareholders has had, within the last three years, any material relationship with us.

                                                                                        Percentage Of
                                   Shares Owned     Shares To Be    Shares To Be        Shares To Be
                                   Prior To The     Sold In The     Owned After the     Owned After The
Name                               Offering         Offering        Offering            Offering
---------------------------------- ---------------- --------------- ------------------- ------------------
Columbus Capital Partners, L.P.       1,116,500       1,116,500             0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Columbus Capital Offshore, LTD.        533,500         533,500              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Kenneth R. Weller (1)                 1,250,333        165,000          1,085,333             4.0%
---------------------------------- ---------------- --------------- ------------------- ------------------
Peter G. Hanelt                        82,500           82,500              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Garrison Master Fund                   106,040         106,040              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
ZCM Asset Holding Company LLC          12,100           12,100              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Sabre Institutional Partners           19,360           19,360              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Granite Capital, LP                    936,300         442,750           493,550              1.8%
---------------------------------- ---------------- --------------- ------------------- ------------------
Granite Capital II, LP                 55,430           34,980            20,450                *
---------------------------------- ---------------- --------------- ------------------- ------------------
Granite Capital Overseas Limited       41,880           17,930            23,950                *
---------------------------------- ---------------- --------------- ------------------- ------------------
U.S. Bank as Custodian for             353,890         164,340           189,550                *
Granum Value Fund
---------------------------------- ---------------- --------------- ------------------- ------------------
The Karl L. Matthies Separate          214,100         165,000            49,100                *
Property Trust
---------------------------------- ---------------- --------------- ------------------- ------------------
Karl L. Matthies and Deborah N.
Matthies as Trustees for the
Karl & Deborah Matthies Living
Trust                                  55,000           55,000              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------
Michael Apatoff                        165,000         165,000              0                   0
---------------------------------- ---------------- --------------- ------------------- ------------------

--------

*   less than 1%

(1) Includes 583,333 shares underlying options and warrants (exclusive of shares underlying warrants acquired in the March 2002 private placement) which are exercisable within 60 days of the date hereof.

                              PLAN OF DISTRIBUTION

        We are registering the shares, including shares underlying warrants, on behalf of the Selling Shareholders. All costs, expenses and fees in connection with the registration of the shares, including the shares underlying warrants, offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares, including the shares underlying warrants, will be borne by the Selling Shareholders.

        Any or all of the shares offered by the Selling Shareholders may be offered for sale and sold by, or on behalf of, the Selling Shareholders from time to time in varying amounts, including in block transactions, on the Nasdaq Stock Market, or the over-the-counter market, in privately negotiated transactions, or otherwise, at prices prevailing in such market or as may be negotiated at the time of the sale. The shares may be sold by the Selling Shareholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the shares publicly offered through broker-dealers or agents, the Selling Shareholders may enter into agreements with respect thereto. Such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, and any such broker-dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by them and any discounts and commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, the Company. At the time a particular offer of shares is made by the Selling Shareholders, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Shareholders.

        In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of shares offered hereby must also be made by the Selling Shareholders in compliance with other applicable state securities laws and regulations.

        The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

        Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        We have agreed to indemnify each of the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Selling Shareholders also may resell all or a portion of the shares, including shares underlying warrants, in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet its criteria and conform to its requirements.

                            DESCRIPTION OF SECURITIES


        Common Stock. We have authorized in our Certificate of Incorporation 40,000,000 shares of common stock, $.001 par value per share, 23,449,608 shares of which are issued and outstanding on February 28, 2002. All of our outstanding shares of common stock are fully paid and non-assessable. Subject to the prior rights to the holders of preferred stock which may be issued in the future, the holders of common stock are entitled to received dividends if and when declared by the Board of Directors out of funds legally available therefor and in the event of our dissolution, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences of the holders of such preferred stock. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized common stock may be issued without shareholder approval.


        Our Transfer Agent and Registrar is ChaseMellon Shareholder Services, 85 Challenger Road, Ridgefield, New Jersey 07660.

        Preferred Stock. We have authorized in our Certificate of Incorporation 2,000,000 shares of preferred stock, $.001 par value per share, none of which has been issued. Authorized but unissued preferred stock is available for issuance from time to time at the discretion of our board of directors without shareholder approval. Our board of directors has the authority to prescribe for each series of preferred stock that it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and provisions of any outstanding series of preferred stock. The terms of any series of preferred stock, including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the common stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

        Warrants. The warrants issued in March 2002, covering 280,000 shares of our common stock, are exercisable from time to time, for any number of shares covered thereby, during the period that commenced on March 11, 2002 and will end on March 11, 2007, at an exercise price of $3.00 per share covered by the warrants.

        The number of shares and exercise price covered by the warrants is subject to adjustment in the event of stock dividends, subdivisions and combinations of our shares of common stock, reclassifications exchanges or substitutions of common stock by us or reorganizations, mergers, consolidations or sales of our assets. A warrant may be exercised at anytime on any business day by the warrant by surrendering the warrant at our principal office at 1600 Harbor Bay Parkway, Suite 200, Alameda, California, 94502-1840 (or at such other office in the United States as we may designate from time to time by notice in writing to the holder of the warrants), with the subscription form attached thereto fully executed, together with payment in cash or immediately available funds in the amount equal to the purchase price.

                                  LEGAL MATTERS

        The legality of the common stock and warrants offered hereby will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation.

                                     EXPERTS


        The consolidated financial statements and related consolidated financial statement schedule incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2002, as amended by the Company's Form 10-K/A dated June 10, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference our Report on Form 10-K, as amended by the Company's Form 10-K/A dated June 10, 2002, for the fiscal year ended February 28, 2002, our Transition Report on Form 10-K for the transition period from October 1, 2000 to February 28, 2001, our Reports on Form 10-Q for the quarters ended May 31, 2001, August 31, 2001, and November 30, 2001, our Reports on Form 8-K dated January 7, 2002 and March 18, 2002.


All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference in this prospectus on the date of filing such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

We will furnish without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Request should be made to:

                                       David A. Carter
                                       Acting Chief Financial Officer
                                       Good Guys, Inc.
                                       1600 Harbor Bay Parkway, Suite 200
                                       Alameda, California 94502-1840
                                       510/747-6000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:


                                                                             Amount
            SEC registration..............................................  $    760
                                                                              ------

            Legal fees and expenses.......................................  $ 35,000
                                                                              ------

            Accounting fees and expenses..................................  $ 40,000
                                                                              ------

            Miscellaneous.................................................  $  4,240
                                                                              ------

            Total.........................................................  $ 80,000
                                                                              ------


               The above fees will be payable by the Company.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by sections 102 and 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

The Registrant's bylaws provide for indemnification of its directors, officers and agents, and the Company has entered into an indemnification agreement with each of its officers and directors (an "Indemnity"). Under the bylaws and such indemnification agreements, the Registrant must indemnify an Indemnity to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnity is involved by reason of having been a director or officer of the Registrant. In certain circumstances, the Registrant is also obligated to advance expenses an Indemnity may incur in connection with such actions before any resolution of the action, and the Indemnity may sue to enforce his or her right to indemnification or advancement of expenses.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omission while acting in their official capacities.

ITEM 17. UNDERTAKINGS.

               (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant ill, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 18. EXHIBITS



         EXHIBIT NO.                        EXHIBIT TITLE
         -----------                        -------------
            4.1         Registration Rights Agreement, dated as of March 7, 2002
                        between the Company and the Selling Shareholders*

            4.2 Form of Warrant Agreement, dated as of March 7, 2002, entered into by the Company and each of the Selling
                        Shareholders*

            5.1         Opinion of Howard, Rice, Nemerovski, Canady, Falk &
                        Rabkin, A Professional Corporation*

            23.1        Consent of Howard, Rice, Nemerovski, Canady, Falk &
                        Rabkin, A Professional Corporation (Included in Exhibit
                        5.01)*

            23.2        Consent of Deloitte & Touche LLP, Independent Auditors

            24.1        Power of Attorney*



*Previously filed.
--------------------------------------------------------------------------------

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, California on this 10th day of June, 2002.


                                             GOOD GUYS, INC.





                                             By:  /s/ KENNETH R. WELLER
                                                  -----------------------------
                                                  Kenneth R. Weller, Chairman
                                                  and Chief Executive Officer



Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




   /s/ KENNETH R. WELLER           Chairman and Chief       June 10, 2002
---------------------------        Executive Officer
(Kenneth R. Weller)                (Principal Executive
                                   Officer)

   /s/ DAVID A. CARTER             Acting Chief Financial   June 10, 2002
---------------------------        Officer (Principal
(David A. Carter)                  Financial and
                                   Accounting Officer)

*CATHY A. STAUFFER                 Vice President,          June 10, 2002
---------------------------        Merchandising and
(Cathy A. Stauffer)                Director

*RUSSELL M. SOLOMON                Director                 June 10, 2002
---------------------------
(Russell M. Solomon)

*JOHN E. MARTIN                    Director                 June 10, 2002
---------------------------
(John E. Martin)

*JOSEPH P. CLAYTON                 Director                 June 10, 2002
---------------------------
(Joseph P. Clayton)




*By: /s/ DAVID A. CARTER
     ----------------------
     David A. Carter
     Attorney-in-Fact

                                  EXHIBIT INDEX


        EXHIBIT NO.                      EXHIBIT TITLE
        -----------                      -------------
            4.1         Form of Registration Rights Agreement, dated as of March
                        7, 2002 between the Company and the persons listed on
                        Schedule A thereto*

            4.2 Form of Warrant Agreement, dated as of March 7, 2002, entered into by the Company and each of the Selling
                        Shareholders*

            5.1         Opinion of Howard, Rice, Nemerovski, Canady, Falk &
                        Rabkin, A Professional Corporation*

            23.1        Consent of Howard, Rice, Nemerovski, Canady, Falk &
                        Rabkin, A Professional Corporation (Included in Exhibit
                        5.01)*

            23.2        Consent of Deloitte & Touche LLP, Independent Auditors

            24.1        Power of Attorney*



*Previously filed.
--------------------------------------------------------------------------------